Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Betterware de México, S.A.P.I.. de C.V. (formerly Betterware de México, S.A. de C.V.)

We consent to the use of our report dated September 27, 2019, with respect to the combined statements of financial position of Betterware de México, S.A. de C.V. and BLSM Latino América Servicios, S.A. de C.V. (collectively, the Group), as of December 31, 2018, the related combined statements of profit or loss and other comprehensive income, net parent investment, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes, before the effects of the adjustments to retrospectively apply the issuance of shares described in Note 22 (collectively, the combined financial statements), included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to the basis of preparation of the combined financial statements.

/s/ KPMG Cardenas Dosal, S.C.

Guadalajara Jalisco, México

September 8, 2020